SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM N-8A


                  NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:    Highland Credit Strategies Fund


Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  Two Galleria Tower
                  13455 Noel Road, Suite 800
                  Dallas, Texas  75240

Telephone Number (including area code):


                  (877) 665-1287

Name and address of agent for service of process:

                  R. Joseph Dougherty
                  Two Galleria Tower
                  13455 Noel Road, Suite 800
                  Dallas, Texas  75240

With copies of Notices and Communications to:


                  Philip H. Harris, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036



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Check Appropriate Box:


                  Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                 YES     [X]               NO       [ ]

                                   SIGNATURE


                  Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Dallas and the state of Texas on March 15, 2006.




                                        Highland Credit Strategies Fund
                                        (REGISTRANT)



                                        By:  /s/ R. Joseph Dougherty
                                             ----------------------------------
                                             R. Joseph Dougherty
                                             Sole Trustee

Attest:  /s/ R. Joseph Dougherty
         ---------------------------
         R. Joseph Dougherty
         Sole Trustee